EXHIBIT 5.2

UNDERTAKING RE: STATUS OF FAVORABLE DETERMINATION LETTER

COVERING THE HOME DEPOT FUTUREBUILDER

The Home Depot, Inc. (the “Company”) has received a favorable determination letter from the Internal Revenue Service (the “IRS”) concerning the qualification of The Home Depot FutureBuilder (the “Plan”) under Section 401(a) and related provisions of the Internal Revenue Code of 1986, as amended. The Company will submit any future material amendments to the Plan to the IRS with a request for a favorable determination that the Plan as amended, continues to so qualify.